Exhibit 10.1
January 8, 2025

Christopher Smith

Dear Chris:

As we have discussed, your employment with NeoGenomics, Inc. (the “Company”) is coming to an end as a result of your retirement, effective as of April 1, 2025 (the “Retirement Date”). The purpose of this letter agreement (this “Agreement”) is to confirm the terms concerning your transition from employment. Capitalized terms not defined in this Agreement will have the respective meanings ascribed to them in the Employment Agreement by and between you and the Company, dated and amended as of August 15, 2022 (the “Employment Agreement”).

1.Final Compensation. You will receive, on or before the Company’s next regular payday following the Retirement Date, any base salary for the final payroll period of your employment with the Company, through the Retirement Date. You will receive the payment described in this Section 1 regardless of whether or not you elect to sign this Agreement.
2.Resignations. Effective as of the Retirement Date, you will cease being employed as the Company’s Chief Executive Officer and will no longer serve as a member of the Board of Directors of the Company. Effective as of the Retirement Date, you also resign, and hereby will be deemed to have resigned, from any and all positions and offices that you hold with the Company or any of its affiliates (the “Affiliates”), without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Retirement Date. You agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.
3.Retirement Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and the Continuing Obligations (as defined in Section 6(a) below), and in full consideration of any rights you may have under the Employment Agreement, but in all cases subject to this Agreement becoming effective in accordance with the terms hereof, the Company shall provide you with the following Retirement Benefits:
(a)You will be eligible for a pro-rated portion of your Target Bonus (as defined in the Employment Agreement) for performance year 2025, which will be adjusted based on Company performance against established goals, and less all applicable withholdings and deductions (“Bonus Benefit”). If a Target Bonus is earned, it will be payable in accordance with the standard Company payment schedule and shall be paid no later than March 15, 2026.
(b)You will be offered the opportunity to enter into a Special Advisor Agreement with the Company, attached hereto as Exhibit A.
(c)265,452 shares of Restricted Stock granted to you under the terms of the Restricted Stock Agreement dated August 15, 2022 between you and the Company (the “2022

Restricted Stock Agreement”) that would otherwise become vested on August 15, 2026 if you do not have a Separation from Service prior to such date will become vested and no longer be subject to forfeiture on the Retirement Date provided that (i) you continue employment with the Company through the Retirement Date and (ii) you terminate employment with the Company on the Retirement Date, and the 2022 Restricted Stock Agreement is hereby modified accordingly. The 84,192 shares of Restricted Stock granted pursuant to the 2022 Restricted Stock Agreement that are scheduled to become vested on August 15, 2025 and the remaining 84,192 shares of Restricted Stock granted pursuant to the 2022 Restricted Stock Agreement that are scheduled to become vested on August 15, 2026 shall continue to be subject to the otherwise applicable terms and conditions of the 2022 Restricted Stock Agreement. For the avoidance of doubt, the equity awards subject to the (i) Stock Option Agreements dated August 15, 2022, May 11, 2023 (ISOs), May 11, 2023 (NQSOs), and February 23, 2024 (the “Stock Option Agreements”), (ii) Performance Stock Unit Award Agreements dated May 11, 2023 and February 23, 2024, (iii) Restricted Stock Award Agreement dated May 11, 2023 and (iv) Restricted Stock Unit Award Agreement dated February 23, 2024, all between you and the Company (collectively the “Equity Award Agreements”) shall continue to vest, subject to the applicable terms and conditions of each such Equity Award Agreement. For the avoidance of doubt, there would be no Separation from Service based on the termination of employment with the Company on the Retirement Date so long as the Advisory Agreement is signed on January 8, 2025 and is effective on April 1, 2025.
Provided that (i) you continue employment with the Company through the Retirement Date and (ii) you terminate employment with the Company on the Retirement Date, each nonqualified stock option granted to you by the Company that remains outstanding on the Retirement Date, you will have a period of twelve (12) months following a Separation from Service (as that term is defined in the Stock Option Agreements pursuant to which such nonqualified stock option was granted), which is expected to occur upon the termination of the Special Advisor Agreement, which is currently set to terminate on February 26, 2027, to exercise such vested nonqualified stock options (but not past the original term of the nonqualified stock option); at the end of such twelve (12)-month period, any then outstanding and unexercised nonqualified stock options shall automatically terminate. For the avoidance of doubt, in no event shall you be entitled to the payments and benefits under this Section 3 if this Agreement does not become effective in accordance with its terms.
4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Sections 1 and 3 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company, under the Employment Agreement, or otherwise, through the Retirement Date. You further acknowledge that no further compensation or benefits (including any equity or equity-based compensation) are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company hereunder will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
5.Status of Employee Benefits, Paid Time Off and Expenses.
(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA or similar state law, your participation in all employee benefit plans of the Company is ending as of the Retirement Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

(b)Within sixty (60) days following the Retirement Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses pursuant to its regular business practice.
6.Continuing Obligations, Cooperation, Confidentiality, Non-Disparagement.
(a)You acknowledge that you will continue to be bound by the terms of, and your obligations under, the Confidentiality, Non-Solicitation and Non-Compete Agreement dated August 15, 2022 (such agreement, the “Restrictive Covenant Agreement” and the obligations set forth in such agreement, collectively, the “Continuing Obligations”). The obligation of the Company to make payments to you or provide you with benefits under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.
(b)You agree to help facilitate a smooth transition of your duties and responsibilities to any Company designees, including without limitation by (i) directing representatives of the Company and its Affiliates to files and information as requested, (ii) returning all property of the Company and its Affiliates and providing passwords to systems and protected information in accordance with Section 7 of this Agreement and (iii) being reasonably available to respond to questions and requests for information from representatives of the Company and its Affiliates from time to time.
(c)Subject to the second sentence of Section 8(b) of this Agreement, you agree that you will not disparage the Company or any of its Affiliates, or any of their respective management, products or services and will not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or otherwise harm the business interests or reputation of the Company.

7.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, and all other property of the Company or any of its Affiliates in your possession or control, excluding your Company-provided laptop, telephones and telephone-related equipment and Company-issued email address, which you shall be permitted to retain for the purposes of providing services under the Special Advisor Agreement. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
8.General Release and Waiver of Claims.
(a)In exchange for the retirement benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, to the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.
(b)You understand that you and Company do not intend to release (and this Agreement does not release) any of the following: (a) claims for breach or enforcement of this Agreement, (b) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (c) workers’ compensation or unemployment claims, (d) claims challenging this release under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (if applicable), (e) claims that may arise after the date you sign this Agreement, (f) indemnification rights you may have against the Company pursuant to the Indemnification Agreement dated August 15, 2022 between you and the Company (“Indemnification Agreement”), and (g) any other claims you may not release as a matter of applicable law under this Agreement.
(c)Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that you hereby agree to waive your right to recover monetary damages or other personal relief in any such charge, investigation or proceeding, or in any related complaint or lawsuit, filed by you or by anyone else on your behalf, excepting any benefit or remedy to which you are or become entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(d)Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and agree that in consideration for the amounts described in Section 3 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA that you might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Agreement was executed; you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you; you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement; you are hereby informed that you have twenty-one (21) days within which to consider the terms of this Agreement; you have seven (7) days after executing the Agreement within which to revoke the release in this Section 8; and this Agreement shall not become effective until the eighth (8th) day after you have signed the Agreement without revoking your acceptance.
(e)This Agreement, including the general release and waiver of claims set forth in this Section 8, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing it, to consider its terms and to consult with an attorney, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
9.Miscellaneous.
(a)This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the Employment Agreement, and excluding only the Indemnification Agreement dated August 15, 2022 between you and the Company and the Restrictive Covenant Agreement and the Continuing Obligations, which shall remain in full force and effect in accordance with their terms.
(b)This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company. No breach of this Agreement shall be deemed to be waived unless agreed to in writing by the non-breaching party. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
(c)Your right to payment or reimbursement under this Agreement shall be subject to the following rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(d)This is a State of Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You consent to personal jurisdiction and venue of the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between you and the Company and its Affiliates. Except as provided in the Restrictive Covenant Agreement, any and all controversies and disputes between you and the Company arising from this Agreement or regarding any matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Employment Arbitration Rules and Mediation Procedures. Any arbitration action brought pursuant to this 9(d) shall be heard in Fort Myers, Lee Country, Florida.
(e)This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it, and in no event prior to the Retirement Date. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

NEOGENOMICS, INC.

By:    /s/ Jeffrey Sherman
    Name: Jeffrey Sherman
    Title: Chief Financial Officer

Accepted and agreed:

Signature:    /s/ Christopher Smith
    Christopher Smith

Date:     January 8, 2025

EXHIBIT A

Special Advisor Agreement

This special advisor agreement (the “Agreement”), effective April 1, 2025 (“Effective Date”) by and between Christopher Smith (“Advisor”), an individual whose address is 17409 Via Lugano Court, Miramar Lakes, Florida 33913 and NeoGenomics Laboratories, Inc., a Florida corporation with its principal office located at 9490 NeoGenomics Way, Fort Myers, FL 33912 together with its affiliates, including NeoGenomics, Inc., and subsidiaries (“NeoGenomics” or the “Company”).

RECITALS

WHEREAS, NeoGenomics provides a wide range of oncology diagnostic testing and consultative services which includes technical laboratory services and professional interpretation of laboratory test results by licensed physicians who specialize in pathology and oncology (collectively, the “Business”), and

WHEREAS, Advisor is an executive and professional with specialized knowledge regarding the Company, its business, and its industry; and

WHEREAS, Advisor is willing to provide his professional expertise and knowledge in those areas required or desired by NeoGenomics; and

WHEREAS, NeoGenomics desires to contract with Advisor for the rendition and performance of such professional services, as more fully described in this Agreement, and Advisor agrees to render and perform such services on an independent contractor basis to NeoGenomics, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement as an integral part hereof, and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NeoGenomics and Advisor, intending to be legally bound, hereby agree as follows:

1. Term of Engagement. The Agreement shall commence on the Effective Date of this Agreement and continue until February 26, 2027 (the “Term”).

2. Services. During the Term, Advisor will be responsible for providing professional strategic advisory consulting services (collectively, the “Services”), as more fully described in Exhibit A attached hereto.

3. Agreements of NeoGenomics. Pursuant to this Agreement, NeoGenomics agrees to the following:

1.Provide such information that may be necessary for the provision of the Services by Advisor; and

2.Provide such other support as Advisor may reasonably request in order for Advisor to perform his duties as outlined in paragraph 2 of the Agreement and Exhibit A attached hereto.

4. Compensation and Expenses. In consideration for the Services rendered by Advisor to NeoGenomics throughout the Term, the Company shall compensate Advisor in accordance with the terms set forth in Exhibit B attached hereto.

5. Arm’s-length Compensation. The parties hereto agree that the compensation provided herein has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s-length transactions. Furthermore, the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare or any other federal or state health care program or any other third party payor program.

6. Termination. This Agreement shall terminate on February 26, 2027 (the “Termination Date”). Advisor shall have the right to terminate this Agreement at any time during the Term by giving written notice to the Company at least thirty (30) days prior to the date of such termination. During the Term of this Agreement, in the event Advisor materially breaches Section 7 of this Agreement and after providing written notice thereof to the Advisor and allowing the Advisor thirty (30) days to cure such breach, if so curable, the Company shall have the right to terminate this Agreement by giving written notice to Advisor at least thirty (30) days prior to the date of such termination. Upon any termination, Advisor agrees to cease all representation on behalf of the Company, including, but not limited to representations to the Company’s customers that Advisor is acting on behalf of the Company in any capacity; provided, however the Advisor agrees to answer any reasonable follow-up inquiries from customers or the Company for matters on which he has previously reported or been involved.

7. Confidentiality and Non-Disclosure Agreement.

a) The term “Confidential Information” as used herein shall mean any and all information of the Company that is not generally available to the public, including (i) any information regarding customer lists and prospective customer lists; specific information on customers and prospective customers (including information on preferences, credit information, and pricing); customer contracts; other corporate contracts; marketing strategies, programs, plans and methods; promotional programs, plans, and methods; pricing policies, product strategies and methods of operation and other business methods; expansion plans, including existing and entry into new geographic and/or product markets; business policies and strategies; business forecasts, financial data, costs, sales and revenue reports, and any analyses not publicly disclosed; confidential information about employees, officers, directors and other representatives of the Company; other information which enables the Company to compete successfully; terms and conditions under which the Company deals with vendors and suppliers or prospective vendors or suppliers; Personal Information and Protected Health Information; the Company’s billing rates, pricing lists (including item and customer specific pricing information); facilities information, designs, trademarks, graphics, insignia, fascia, slogans, drawings, or other commercial symbols; trade secrets; license agreements; proprietary sales and utilization methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements, computer disks or other computer storage medium, data, models or any other photographic or other tangible materials; market feasibility studies; documentation, marketing, and business needs of customers, potential and/or vendors; inventions; future the Company business plans; project files; design systems; information on current and potential vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; correspondence, letters, notes, notebooks, reports, flowcharts, proposals, processes, spreadsheets, memoranda, files; and/or all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination; and (iii) any information received by the Company from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information shall not include any information that enters the public domain, other than as a result of unauthorized disclosure by Advisor or otherwise through a breach of Advisor’s obligations under this Agreement.

b) In the event that Advisor is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with the other party or its affiliates, advisors or representatives, it is agreed that the Advisor will (i) provide the Company with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be disclosed or produced so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement and (ii) consult with the Company as to the advisability of the Advisor taking of legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Advisor is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning the Company to any tribunal or to stand liable for contempt or suffer other censure or penalty, the Advisor may disclose or produce such Confidential Information to such tribunal without liability hereunder; provided, however, that the Advisor shall give the Company written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

c) Advisor acknowledge(s) that this "Confidential Information" is of value to the Company by providing it with a competitive advantage over its competitors, is not generally known to competitors of the Company, is not information easily available to the public, and is not intended by the Company for general dissemination. Advisor acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of reasonable efforts to maintain its secrecy. Therefore, the parties agree that all "Confidential Information" under this Agreement constitutes “Trade Secrets” under the law of any state in which the Advisor provides services to the Company or, in the absence of any such definition, as defined in the Uniform Trade Secrets Act.

d) Duty of Confidentiality. All Confidential Information is considered highly sensitive and strictly confidential. Accordingly, upon receiving any Confidential Information, Advisor agrees that all Confidential Information which Advisor will create or to which Advisor has access as a result of Advisor’s provision of the Services and other associations with the Company is and will remain the sole and exclusive property of the Company. Advisor agrees that, except as required for the performance of the Services, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, Advisor will never at any time, either during or after the Term of this Agreement, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information to any other person or entity. Advisor agrees to take all steps necessary, and all steps requested by the Company, to ensure that the Confidential Information is kept secret and confidential and for the sole use and benefit of the Company and to comply with all applicable policies and procedures of the Company regarding the storage and security of all Confidential Information whether in hard copy form or stored on computer disks or other electronic media. Such policies and procedures may include, but not be limited to, a prohibition against Advisor sending any Company document to a personal e-mail account or using any removable media, such as a flash or external drive, absent explicit written permission from the Company. Advisor acknowledges that Advisor shall bear all costs, losses, and damages resulting from any intentional breach of this Section 7, to the fullest extent permitted by applicable law.

8. Return of Property. Upon the termination of this Agreement, regardless of why the Agreement terminates, Advisor shall return to the Company and/or certify that it has been deleted from Advisor’s computer all property owned by the Company and all Confidential Information indicated by the Company as well as any other Confidential Information that Advisor is aware that he has, in whatever form it exists, including all copies thereof. The Company agrees that so long as Advisor has made a good faith effort to return all such property and Confidential Information, Advisor shall be deemed to have complied with these provisions. The Company may at anytime call to Advisor’s attention that it has not yet received certain additional Confidential Information and Advisor shall promptly search for such additional Confidential Information and return it to the Company. The Company agrees that Advisor may delete any information that is proprietary to Advisor that may be contained within the Company’s Confidential Information prior to Advisor returning it to the Company.

9. Privacy and Security. The parties shall protect the privacy and confidentiality and provide for the security of all protected health information (“PHI”), as that term is defined in and in accordance with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, and the privacy and security regulations promulgated thereunder at 45 C.F.R. parts 160 through 164 (“HIPAA”), and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, each party shall provide the other party with such information as reasonably necessary to perform their respective obligations under this Agreement. In addition, as the Company is a “covered entity,” as that term is defined under HIPAA and, as PHI may be exchanged between the parties under this Agreement, Advisor agrees to be bound by and comply with the separate Business Associate Agreement attached hereto as Exhibit C and incorporated herein by reference (“Business Associate Agreement”).

10. Change of Control. In the event that the Company undergoes a Change of Control during the Term of this Agreement, this Agreement shall survive until termination of the Term. The term “Change of Control” for purposes of this Agreement means the occurrence of any of the following events: (a) any “person” or “group” (as defined in Section 13(d) and 14(d) of the Exchange Act) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Company representing more than fifty percent (50%) of the voting power of the total voting stock of the Company, or (b) the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation, or (c) the stockholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (a), (b), or (c) of this Section 13 whose election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

11. Miscellaneous.

a) With the exception of the Retirement Agreement and General Release of Claims dated January 8, 2025 (attached hereto as Exhibit D) and the Confidentiality, Non-solicitation and Non-compete Agreement dated August 15, 2022 (attached hereto as Exhibit E) executed between the Advisor and the Company, this Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. Except as otherwise provided in this paragraph, the Advisor hereby waives any claims that it might have under any previous oral or other contract. No modification or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

b) The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

c) If a court of competent jurisdiction determines that any of the restrictions against disclosure of Confidential Information, and/or solicitation contained in this Agreement are invalid in whole or in part due to over breadth, whether geographically, temporally, or otherwise, such court is specifically authorized and requested to reform such provision by modifying it to the smallest extent necessary to render it valid and enforceable, and to enforce the provision as modified.

d) This Agreement is the joint product of the Company and the Advisor, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Advisor and shall not be construed for or against either party hereto.

e) This Agreement will be governed by and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Lee County, Florida; accordingly, any matters involving the Company and the Advisor with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

f) All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by Express Mail, Federal Express or nationally recognized express delivery service, as follows:

(1)If to the Company, at the address listed at the preamble to this Agreement or its then primary executive offices to the attention of the General Counsel; and

(2)If to the Advisor, at the address listed at the preamble to this Agreement or the Advisor’s primary legal residence which is listed at the signature block of this agreement. Should this address change, the Advisor agrees to promptly notify the Company of such change.

Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon telephonic confirmation of receipt by the party to whom it is addressed. All notices by facsimile transmission shall be followed up promptly after transmission by delivering an original copy by hand, certified or registered mail, or by Express Mail, Federal Express or other such delivery service. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

g) The parties agree that the Advisor is acting as an independent contractor under current Internal Revenue Service guidelines in the provision of services under this Agreement and that the Advisor shall be solely responsible for paying all taxes due on any Compensation hereunder. The Advisor understands and acknowledges that all Compensation hereunder is taxable to the Advisor and the Company has an affirmative obligation to report such amounts of Compensation on Form 1099 to the Internal Revenue Service each year. The Advisor agrees to provide its tax identification number in the signature block below. Advisor understands that the Company has no obligation to Advisor under state or federal laws regarding employee liability and that Advisor will have no right to any benefits provided by the Company from time to time to its employees, including medical or health benefit plans, pension, retirement, savings or similar plans or any other employee benefit plans of the Company. Advisor understands and agrees that: (a) Advisor will not be treated as an employee for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding and applicable state laws including those pertaining to worker’s compensation, unemployment compensation and state income tax withholding; and (b) information returns will be filed with the appropriate federal and state taxing authorities indicating Advisor’s status as an independent contractor and reporting income paid to Advisor as required by law.

h) It is understood by and between the parties hereto that the covenant set forth in Sections 7 is an essential element of this Agreement. Such covenants by Advisor shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action of Advisor against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

i) This Agreement may be signed in counterparts, and by fax or Adobe Acrobat PDF file, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

NEOGENOMICS LABORATORIES, INC.:

By: __/s/ Jeffrey Sherman___________________________
Name: Jeffrey Sherman
Title: Chief Financial Officer

ADVISOR:

_/s/ Christopher Smith_____________________
Christopher Smith

EXHIBIT A

DESCRIPTION OF DUTIES AND SERVICES

In accordance with the terms and conditions of the Special Advisor Agreement between Christopher Smith (“Advisor”) and NeoGenomics Laboratories, Inc. and its affiliates (“Company”) and Section 2 therein, this Exhibit A describes the duties and services (the “Services”) the Advisor shall perform under the Agreement.

1.Provide professional strategic, advisory services to the Company under the direction of the Company’s Chief Executive Officer (“CEO”).

2.Participate in meetings and telephone conferences, as needed, with the CEO and other Company personnel to facilitate the provision of Services.

3.Such other activities as may be needed by the CEO at the expense of the Company. The spirit of this section is to try and account for other activities or issues that have not been addressed or identified in paragraphs (1) through (2) above.

EXHIBIT B

COMPENSATION FOR SERVICES

In accordance with the terms and conditions of the Consulting Agreement between Christopher Smith (“Advisor”) and NeoGenomics Laboratories, Inc. and its affiliates (“Company”) and Section 4 therein, this Exhibit B sets forth the compensation to be by the Company to the Advisor for the provision of the Services described in Exhibit A and Section 2 of the Agreement.

1.The Company agrees to pay Advisor $23,913.04 per month for the provision of Services set forth in Section 2 of the Agreement and Exhibit A attached hereto. Such payments will be made monthly within thirty (30) days of the end of the month for which Services were provided. Advisor agrees to prepare an invoice periodically, no more frequently than monthly, for all Services rendered on behalf of the Company during any given month of providing such Services.

2.In addition to any compensation payable hereunder, the Company shall also reimburse Advisor for all expenses reasonably incurred by her in connection with the Services performed on behalf of the Company under the Agreement including, but not limited to, airfare, hotel, rental car, food, and associated expenses, upon providing the original receipts and an expense report for such expenses in accordance with the Company’s standard expense reimbursement policy then in effect. Advisor agrees to seek prior written approval from NeoGenomics before incurring expenses in excess of $1,000.00 in any given month.

3.Except as may be set forth in this Exhibit B and the Agreement, each party shall be responsible for its own costs and expenses incurred in connection with this Agreement. Each party shall also bear and be responsible for paying any sales, use, or other federal, state, or local taxes it incurs as a direct or indirect result of entering into this Agreement.

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